Southwest Gas Corporation
               Black Mountain Gas
         Combining Statement of Income
          Year Ended December 31, 2003
             (Thousands of dollars)


               Southwest Gas   Black Mountain     TOTAL
               Corporation         Gas
               (Gas Operations)

Operating revenues
  Natural gas
  operating revenues $ 1,034,353   $      -  $1,034,353

  Propane gas               -   2,083 (1)    2,083
 operating revenues

  Other                      -           -           -

Total operating
  Revenues             $  1,034,353    $ 2,083    $1,036,436


Operating expenses
  Net cost of natural
  gas/propane sold         482,503       951       483,454

  Operations and
  Maintenance              266,862       645       267,507

  Depreciation and
  Amortization            120,791         161      120,952

  Taxes other
  than income taxes        35,910          67       35,977

  Other                         -          -            -

  Total operating
  Expense                 906,066       1,818      907,890


Operating income            128,287         265      128,546

Other income and
  (expenses)
  Net interest deductions (76,251)          (6)    (76,257)

  Preferred securities
  distributions            (4,180)            -     (4,180)

  Other income              2,955             3      2,958

  Net interest
  deductions on
  subordinated
  debentures               (2,680)                  (2,680)
  Total other income
  and (expenses)          (80,156)          (3)      (80,159)


Income before
  income taxes             48,131          262      48,387


Income tax expense         13,920            6      13,926


Net Income          $     34,211    $      256   $  34,461


      (1) Propane gas operating revenues of $2,083,000 is comprised of regulated propane revenues of $1,376,000 and non-regulated propane revenues of $707,000.

















Prepared by: Property Accounting
u:\acctshr1\corpdev\xcel energy\Public Utility Holding
Company Act Filing for 2003.xls\incomestatement
Date rinted: 11/2/2004 12:24 PM